Filed Pursuant to Rule 424(b)(4)
Registration No. 333-167012
PROSPECTUS

DORAL FINANCIAL CORPORATION
91,986,097 Shares of Common Stock

This prospectus relates to the potential resale from time to time by selling stockholders of shares of Doral Financial Corporation common stock, $0.01 par value per share. In this prospectus, we also refer to the shares of common stock as the securities.

The selling stockholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If the securities are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of the securities by the selling stockholders.

Our common stock trades on the New York Stock Exchange under the symbol “DRL.” On August 5, 2010, the closing price of our common stock on the New York Stock Exchange was $1.95 per share. You are urged to obtain current market quotations of our common stock.

Our principal executive offices are located at 1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, and our telephone number is (787) 474-6700.

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” on page 4 of this prospectus and in the documents we file with the Securities and Exchange Commission before investing in our securities.

The securities offered hereby are our unsecured obligations and are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 6, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement as well as any post-effective amendments to the registration statement of which this prospectus forms a part, together with the additional information described under “Where You Can Find More Information” before you make any investment decision.

In this prospectus, “the Company,” “Doral Financial,” “we,” “our,” “ours,” and “us” refer to Doral Financial Corporation, which is a bank holding company headquartered in San Juan, Puerto Rico, and its subsidiaries on a consolidated basis, unless the context otherwise requires.

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SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it may not contain all of the information that may be important to you or that you should consider before making a decision as to whether or not to invest in our securities and is qualified in its entirety by the more detailed information included in and incorporated by reference into this prospectus. You should carefully read this entire prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” before making your decision. For a more complete description of our business, see the “Business” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein.

Business

Doral Financial Corporation was organized in 1972 under the laws of the Commonwealth of Puerto Rico. We presently operate as a bank holding company. Our operations are principally conducted in Puerto Rico. We also operate in mainland United States, principally in the New York metropolitan area. We continue to explore opportunities for growth and expansion both organically and by acquisition, including Federal Deposit Insurance Corporation (“FDIC”) assisted acquisitions for banks that fail and are placed in receivership. Our principal executive offices are located at 1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717, and our telephone number is (787) 474-6700.

We manage our business through three operating segments that are organized by legal entity and aggregated by line of business: banking (including thrift operations), mortgage banking and insurance agency. In the past the Company operated a fourth segment: institutional securities.

Banking

Through our principal banking subsidiary, Doral Bank, a Puerto Rico commercial bank (“Doral Bank PR”), we accept deposits from the general public and institutions, obtain borrowings, originate and invest in loans (primarily residential real estate mortgage loans), invest in mortgage-backed securities as well as in other investment securities, and offer traditional banking services. Approximately 93% of Doral Bank PR’s loan portfolio was secured by real estate as of June 30, 2010. Doral Bank PR operates 35 branch offices in Puerto Rico. Loans are primarily originated through the branch office network and centralized loan departments. Internal mortgage loan originations are also supplemented by wholesale loan purchases from third parties.

This segment also includes the operations conducted through Doral Bank PR’s subsidiaries, Doral Money, Inc. (“Doral Money”), which engages in commercial and construction lending in the New York City metropolitan area, and CB, LLC, a Puerto Rico limited liability company organized in connection with the receipt, in lieu of foreclosure, of the real property securing an interim construction loan and our decision to continue the development of the related residential housing project on a temporary basis. During the third quarter of 2009, Doral Money organized a new middle market syndicated lending unit that is engaged in purchasing participations in senior credit facilities in the U.S. syndicated leverage loan market.

We also operate a federal savings bank in New York, New York under the name of Doral Bank, FSB (“Doral Bank NY”) that, following the sale of its 11 retail branches in July 2007, operates through a single branch. Doral Bank NY gathers deposits primarily through an internet-based platform and originates and invests in loans, consisting primarily of interim loans secured by multifamily apartment buildings and other commercial properties, and also invests in investment securities.

Mortgage banking

Our mortgage origination business is conducted by Doral Mortgage LLC (“Doral Mortgage”), a wholly-owned subsidiary of Doral Bank PR, and our mortgage servicing business is operated by Doral Bank PR.

Insurance agency

Our wholly-owned subsidiary, Doral Insurance Agency, Inc. (“Doral Insurance Agency”), offers property, casualty, life and title insurance as an insurance agency, primarily to its mortgage loan customers.

Summary of the Offering

Issuer	Doral Financial Corporation, a Puerto Rico corporation.
Seller	One or more selling stockholders, see “Selling Stockholders.” We are not selling any of the securities.
Common Shares Offered	91,986,097 shares of common stock, par value $0.01.
Use of Proceeds	All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any of the proceeds from such sales.
Risk Factors	For a discussion of risks and uncertainties involved with an investment in our securities, see “Risk Factors” on page 4 of this prospectus.
NYSE Symbol	“DRL.”

Summary of the Underlying Transactions

Private Placement of Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock

On April 19, 2010, we entered into a definitive Stock Purchase Agreement (the “Stock Purchase Agreement”) with various investors to raise new equity capital for the Company through a private placement. In the private placement, we issued to certain accredited investors (including certain direct and indirect investors in Doral Holdings LLC, a Delaware limited liability company (“Doral Holdings”), our parent company) 285,002 shares of our Mandatorily Convertible Non-Cumulative Non-Voting Preferred Stock, $1.00 par value and $1,000 liquidation preference per share (the “Mandatorily Convertible Preferred Stock”). The Mandatorily Convertible Preferred Stock was issued in two tranches: at the time of funding, 180,000 shares were issued to investors and 105,002 shares were issued into escrow pending the result of our bids for potential FDIC-assisted transactions. Our bids for an FDIC-assisted transaction were not successful, and accordingly, on May 3, 2010 we released the 105,002 escrowed shares to the investors in the private placement. The shares released from escrow were distributed at no additional cost to the investors, and as a result, the effective sale price per common stock equivalent dropped from $4.75 per share to $3.00 per share. The closing price for our common stock on April 19, 2010 was $5.43 per share and the closing price for our common stock on May 3, 2010 was $3.49 per share.

The Mandatorily Convertible Preferred Stock of each holder is mandatorily convertible into shares of our common stock at an initial conversion price of $4.75 per share (or up to 60,000,421 shares of common stock), subject to adjustment, following the latest of: (1) the receipt by the Company of stockholder approval (described below); (2) if applicable to the holder’s conversion, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”); and (3) in the case of an investor that is a direct or indirect investor in Doral Holdings, the earlier of (a) the date on which the registration statement of which this prospectus forms a part has been declared effective and (b) October 18, 2010 (the 180th day after the date of first issue of the Mandatorily Convertible Preferred Stock), provided that such investor may delay conversion until after the dissolution of Doral Holdings referred to below.

However, if a holder owns or would own following conversion, directly or indirectly, in excess of 9.9% of the Company’s outstanding voting securities (4.9% for a purchaser that is subject to the Bank Holding Company Act of 1956, as amended), Mandatorily Convertible Preferred Stock owned by such holder will not be converted on the mandatory conversion date to the extent it would exceed this threshold.

We agreed in the Stock Purchase Agreement to seek stockholder approval of the issuance of common stock into which the Mandatorily Convertible Preferred Stock is convertible in accordance with the requirements of the New York Stock Exchange (the “NYSE”). A special meeting of stockholders was held on June 28, 2010 at which stockholders approved the issuance of up to 60,000,421 shares of our common stock upon conversion of the 285,002 issued shares of the Mandatorily Convertible Preferred Stock.

Expected Dissolution of Principal Shareholder and Current Company Structure

Doral Holdings, our principal shareholder, owned 48,412,698 shares of our common stock, or approximately 45% of the Company’s voting securities, as of July 28, 2010. Doral Holdings is in turn controlled by its managing member, Doral Holdings, L.P., which is controlled by its general partner, Doral GP Ltd.

In connection with the Stock Purchase Agreement, we entered into a Cooperation Agreement with Doral Holdings, Doral Holdings, L.P. and Doral GP Ltd. (collectively, the “Holdings Parties”) (the “Cooperation Agreement”). Under the Cooperation Agreement, the Holdings Parties agreed that Doral Holdings would vote its shares of common stock in favor of authorizing the issuance of common stock upon the conversion of the Mandatorily Convertible Preferred Stock and against any action that would compete with or impede or interfere with the conversion. Additionally, Doral GP Ltd. agreed to cause the dissolution of each of Doral Holdings and Doral Holdings, L.P. after receipt of the stockholder approval, promptly following the earlier of the effectiveness of this registration statement and October 17, 2010 (the 180th day after the funding date under the Stock Purchase Agreement), and not to transfer any of its shares of common stock or voluntarily dissolve prior to that time.

Since the formation of Doral Holdings in 2007, the shares of our common stock owned by Doral Holdings could only be sold upon the approval of at least four out of five members of the board of directors of Doral GP Ltd., the general partner of Doral Holdings, L.P. In connection with the dissolution of Doral Holdings and Doral Holdings, L.P., the assets of each of Doral Holdings and Doral Holdings, L.P., including the shares of our common stock currently held by Doral Holdings, will be distributed to the direct and indirect investors in Doral Holdings, L.P. Any such shares that are not held by investors that are our affiliates will be freely transferable. Additionally, the shares covered by this prospectus include 33,485,711 shares of our common stock currently held by Doral Holdings that will be distributed to investors, including investors who may be deemed to be our affiliates, following the dissolution of Doral Holdings.

Assuming that Doral Holdings is dissolved, it will no longer have rights under the Securityholders and Registration Rights Agreement, dated July 17, 2007; however, the registration rights provided under the Securityholders and Registration Rights Agreement will be assignable to the limited partners of Doral Holdings, L.P. We agreed in the Cooperation Agreement to include in the registration statement of which this prospectus is a part all shares of our common stock held by Doral Holdings (or such lesser amount as requested by Doral Holdings).

Prior to the conversion of 191,526 shares of Mandatorily Convertible Preferred Stock into 40,321,236 shares of common stock following stockholder approval, Doral Holdings owned more than 50% of our common stock and we were a “controlled company” under the rules and regulations of the NYSE. Following the conversion of such shares, we are no longer a “controlled company” and thus will be required to comply with the NYSE corporate governance rules, including requirements that at the end of a one year transition period a majority of our board of directors consist of independent directors (as defined under the rules of the NYSE), we have a corporate governance and nominating committee composed entirely of independent directors and we have a compensation committee composed entirely of independent directors. We currently meet all such requirements, except with respect to our compensation committee, which is not composed entirely of independent directors.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should read carefully and consider all of the information contained in or incorporated by reference into this prospectus, as well as all of the information contained in or incorporated by reference into any applicable prospectus supplement. You should also refer to the risk factors incorporated by reference herein from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 10, 2010. Those risks are not the only risks we face. Additional risks and uncertainties we do not yet know of or we currently judge to be immaterial may also impair our business, financial condition or results of operations. If any of the events or circumstances described in these risks or other material actually occurs, our business, financial condition or results of operations could be materially and adversely affected.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 3b-6 promulgated thereunder, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain,” “pattern” or similar expressions or future conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions.

We caution readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

Forward-looking statements are, by their nature, subject to risks and uncertainties. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain important factors that could cause actual results to differ materially from those contained in any forward-looking statement:

•	the continued recessionary conditions of the Puerto Rico and the United States economies and the continued weakness in the performance of the United States capital markets leading to, among other things, (i) a deterioration in the credit quality of our loans and other assets, (ii) decreased demand for our products and services and lower revenue and earnings, (iii) reduction in our interest margins, and (iv) decreased availability and increased pricing of our funding sources, including brokered certificates of deposit;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their respective impact in the credit quality of our loans and other assets, which may lead to, among other things, an increase in our non-performing loans, charge-offs and loan loss provisions;

•	a decline in the market value and estimated cash flows of our mortgage-backed securities and other assets may result in the recognition of other-than-temporary impairment of such assets under generally accepted accounting principles in the United States (“GAAP”);

•	our ability to derive sufficient income to realize the benefit of our deferred tax assets;

•	uncertainty about the legislative and other measures adopted by the Puerto Rico government in response to its fiscal situation and the impact of such measures on several sectors of the Puerto Rico economy;

•	uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact of such actions on our business, financial condition and results of operations;

•	changes in interest rates, which may result from changes in the fiscal and monetary policy of the federal government, and the potential impact of such changes in interest rates on our net interest income and the value of our loans and investments;

•	the commercial soundness of our various counterparties of financing and other securities transactions, which could lead to possible losses when the collateral held by us to secure the obligations of the counterparty is not sufficient or to possible delays or losses in recovering any excess collateral belonging to us held by the counterparty;

•	our ability to collect payment of a receivable from Lehman Brothers, Inc. (“LBI”), which results from the excess of the value of securities owned by Doral Financial that were held by LBI above the amounts owed by Doral Financial under certain terminated repurchase agreements and forward agreement;

•	higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically feasible;

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States as a result of, among other things, recent legislative and regulatory proposals made by the federal government, which may lead to various changes in bank regulatory requirements, including required levels and components of capital;

•	changes in our accounting policies or in accounting standards, and changes in how accounting standards are interpreted or applied;

•	general competitive factors and industry consolidation;

•	to the extent we make acquisitions, including FDIC-assisted acquisitions of assets and liabilities of failed banks, risks and difficulties relating to the acquired operations and to combining the acquired operations with our existing operations;

•	potential adverse outcome in the legal or regulatory actions or proceedings described in “Legal matters” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as updated from time to time in the Company’s subsequent filings with the SEC; and

•	the other risks and uncertainties incorporated by reference into “Risk factors” in this prospectus.

You should refer to our periodic and current reports filed with the SEC for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the Investor Relations page of our website at http://www.doralbank.com/en/. Information contained in or linked to our website is not a part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus.

We incorporate by reference the documents listed below, except, unless otherwise noted, to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 26, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed with the SEC on May 10, 2010.

•	Our Current Reports on Form 8-K filed with the SEC on May 13, 2010, June 25, 2010, June 30, 2010, July 30, 2010, August 2, 2010 and August 4, 2010 (including, with respect to the July 30, 2010 and August 2, 2010 reports, the information furnished therein);

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 11, 2010;

•	The information specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2010; and

•	The description of our common stock, which is registered under Section 12 of the Exchange Act, contained and incorporated by reference in our Form 8-A filed with the SEC on December 27, 2002, including any subsequently filed amendments and reports updating such description.

These documents contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information included in any prospectus supplement or post-effective amendment will supersede this information.

Our filings are available on the Investor Relations page of our website at http://www.doralbank.com/en/. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Doral Financial Corporation
Attention: Investor Relations
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920-2717
Telephone number: (787) 474-6683

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling stockholders. We will not receive any of the proceeds from such sales.

MARKET FOR COMMON STOCK, RELATED STOCKHOLDER MATTERS, PURCHASES OF EQUITY SECURITIES AND STOCK-BASED COMPENSATION PLANS

Our common stock, $0.01 par value per share, is traded and quoted on the NYSE under the symbol “DRL.” As of July 28, 2010, we had 107,614,606 shares of our common stock outstanding and 226 registered holders of our common stock, which does not include beneficial owners whose shares are held in record names of brokers or nominees.

As of July 28, 2010, 48,412,698 shares of our common stock, or approximately 45% of the Company’s voting securities, were held by our principal shareholder, Doral Holdings. Since the formation of Doral Holdings in 2007, these shares could only be sold upon the approval of at least four out of five members of the board of directors of Doral GP Ltd., the general partner of Doral Holdings, L.P. In connection with the dissolution of Doral Holdings and Doral Holdings, L.P., the assets of each of Doral Holdings and Doral Holdings, L.P., including the shares of our common stock currently held by Doral Holdings, will be distributed to the direct and indirect investors in Doral Holdings, L.P. Any such shares that are not held by investors that are our affiliates will be freely transferable. Additionally, the shares covered by this prospectus include 33,485,711 shares of our common stock currently held by Doral Holdings that will be distributed to investors, including investors who may be deemed to be our affiliates, following the dissolution of Doral Holdings.

The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices.

	Calendar	Price Range
Year	Quarter	High	Low

2010 (3rd quarter through August 5, 2010)	3rd	$2.70	$1.95
	2nd	6.47	2.28
	1st	5.22	3.08
2009	4th	$3.80	$2.63
	3rd	4.26	1.83
	2nd	5.21	1.74
	1st	8.44	1.80
2008	4th	$11.48	$5.10
	3rd	17.80	10.90
	2nd	24.03	13.54
	1st	22.42	17.53

As of August 5, 2010, the closing price for the common stock as quoted on the NYSE was $1.95 per share. Doral Financial has not paid quarterly dividends on common stock since April 25, 2006. For additional information regarding our dividend policy, please see “Dividend Policy” in this prospectus.

For additional information regarding our common stock, related stockholder matters, the Company’s purchases of equity securities, and the Company’s stock-based compensation plans, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

DIVIDEND POLICY

Doral Financial has not paid quarterly dividends on its common stock since April 25, 2006, when the Company announced that, as a prudent capital management decision designed to preserve and strengthen the Company’s capital, our board of directors had suspended the quarterly dividend on the common stock.

Our ability to pay dividends in the future is limited by various regulatory requirements and policies of bank regulatory agencies having jurisdiction over Doral Financial and its banking subsidiaries, its earnings, cash resources and capital needs, general business conditions and other factors deemed relevant by our board of directors.

Under an existing consent order with the Federal Reserve, Doral Financial is restricted from paying dividends on its capital stock without the prior written approval of the Federal Reserve. Doral Financial is required to request permission for the payment of dividends on its common stock and preferred stock not less than 30 days prior to a proposed dividend declaration date. For the years ended December 31, 2008 and 2007, Doral Financial received permission from the Federal Reserve to pay all of the regular monthly cash dividends on the noncumulative preferred stock and the quarterly cash dividends on the perpetual convertible preferred stock, but cannot provide assurance that it would receive approval for the payment of such dividends in the future.

On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all of Doral Financial’s outstanding series of cumulative and noncumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for Doral Financial’s three then outstanding series of noncumulative preferred stock, and the dividends for the second quarter of 2009 for Doral Financial’s one outstanding series of cumulative preferred stock. We will be unable to pay dividends on the common stock unless and until we resume payments of dividends on our preferred stock.

If we do not pay dividends in full on our noncumulative preferred stock for 18 consecutive monthly periods, or pay dividends in full on our perpetual convertible preferred stock for consecutive dividend periods containing in the aggregate a number of days equivalent to six fiscal quarters, the holders of our preferred stock, all acting together as a single class, would have the right to elect two additional members of our board of directors.

DESCRIPTION OF OUR CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation (including our certificates of designation) and bylaws. Copies of our certificate of incorporation (including our certificates of designation) and bylaws are available from us upon request. These documents have also been filed with the SEC. Please see “Where You Can Find More Information” in this prospectus.

Authorized And Outstanding Capital Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of preferred stock, $1.00 par value per share. As of July 28, 2010, there were 107,614,606 shares of common stock outstanding and 5,904,867 shares of preferred stock outstanding, comprised of 950,166 shares of our 7.00% Noncumulative Monthly Income Preferred Stock, Series A, 1,331,694 shares of our 8.35% Noncumulative Monthly Income Preferred Stock, Series B, 2,716,005 shares of our 7.25% Noncumulative Monthly Income Preferred Stock, Series C, 813,526 shares of our 4.75% Perpetual Cumulative Convertible Preferred Stock and 93,476 shares of our Mandatorily Convertible Preferred Stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. As of July 28, 2010, there were 107,614,606 shares of common stock outstanding.

Preferred Stock

As of July 28, 2010, we had 33,730,135 shares of authorized but unissued preferred stock, which are undesignated. Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as will be set forth in the resolutions providing therefor.

While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 40,000,000 shares of preferred stock, $1.00 par value per share, in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the preferred stock or any series thereof. For each series, the board of directors will determine the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

(a) the rate or rates (which may be floating, variable or adjustable), or the method of determining such rate or rates and the times and manner of payment of dividends, if any (and whether such payment should be in cash or securities);

(b) whether shares may be redeemed or purchased, in whole or in part, at the option of the holder or the Company and, if so, the price or prices and the terms and conditions of such redemption or purchase;

(c) the amount payable upon shares in the event of voluntary or involuntary liquidation, dissolution or other winding up of the Company;

(d) sinking fund provisions, if any, for the redemption or purchase of shares;

(e) the terms and conditions, if any, on which shares may be converted or exchanged into shares of common stock or other capital stock or securities of the Company;

(f) voting rights, if any; and

(g) any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the Commonwealth of Puerto Rico.

All shares of preferred stock (i) will rank senior to the common stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company, (ii) will be of equal rank, regardless of series, and (iii) will be identical in all respects except as provided in (a) through (g) above. The shares of any series of preferred stock will be identical with each other in all respects except as to the dates from and after which dividends thereof will be cumulative. In case the stated dividends or the amounts payable on liquidation are not paid in full, the shares of all series of preferred stock will share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

The board of directors will have the authority to determine the number of shares that will comprise each series. Unless otherwise provided in the resolution establishing such series, all shares of preferred stock redeemed, retired by sinking fund payment, repurchased by the Company or converted into common stock will have the status of authorized but unissued shares of preferred stock undesignated as to series.

No holder of shares of preferred stock will be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

Outstanding Preferred Stock

On February 22, 1999, the Company issued 1,495,000 shares of its Series A preferred stock at a price of $50.00 per share, its liquidation preference. During 2008, the Company paid dividends of $3.50 per share (an aggregate of $5.2 million). The Series A preferred stock may be redeemed at the option of the Company beginning February 28, 2004, at varying redemption prices that start at $51.00 per share. As of July 28, 2010, there were 950,166 shares of the Series A preferred stock outstanding.

On August 31, 2000, the Company issued 2,000,000 shares of its Series B preferred stock at a price of $25.00 per share, its liquidation preference. During 2008, the Company paid dividends of $2.0875 per share (an aggregate of $4.2 million). The 8.35% preferred stock may be redeemed at the option of the Company beginning on September 30, 2005, at varying redemption prices that start at $25.50 per share. As of July 28, 2010, there were 1,331,694 shares of the Series B preferred stock outstanding.

During the second quarter of 2002, the Company issued 4,140,000 shares of its Series C preferred stock at a price of $25.00 per share, its liquidation preference. During 2008, the Company paid dividends of $1.8125 per share (an aggregate of $7.5 million). The Series C preferred stock may be redeemed at the option of the Company beginning on May 31, 2007, at varying redemption prices starting at $25.50 per share. As of July 28, 2010, there were 2,716,005 of the Series C preferred stock outstanding.

On September 29, 2003 and October 8, 2003, the Company issued 1,200,000 shares and 180,000 shares, respectively, of its perpetual convertible preferred stock having a liquidation preference of $250 per share in a private offering to qualified institutional buyers pursuant to Rule 144A. Each share of perpetual convertible preferred stock is currently convertible into 0.31428 shares of common stock, subject to adjustment under specific conditions. During 2008, the Company paid dividends of $11.875 per share (an aggregate of $16.4 million), on the perpetual convertible preferred stock. As of July 28, 2010, there were 813,526 shares of the perpetual convertible preferred stock outstanding.

On April 21, 2010 and April 22, 2010, the Company issued directly to investors 177,000 shares and 3,000 shares, respectively, of its Mandatorily Convertible Preferred Stock in a private offering to accredited investors pursuant to Regulation D. In addition, on April 21, 2010 and April 22, 2010, the Company issued into escrow 101,260 shares and 3,742 shares, respectively, of its Mandatorily Convertible Preferred Stock. On May 3, 2010, all 105,002 shares of Mandatorily Convertible Preferred Stock were released from escrow to investors. Each share of Mandatorily Convertible Preferred Stock is currently convertible into 210.52631 shares of common stock, subject to standard anti-dilution adjustments. As of the date hereof, there has been no adjustment to the conversion rate. The Mandatorily Convertible Preferred Stock ranks on parity with the Company’s Series A preferred stock, Series B preferred stock, Series C preferred stock and perpetual convertible preferred stock, with respect to dividend rights and rights upon liquidation, winding up or dissolution. As of July 28, 2010, there were 93,476 shares of our Mandatorily Convertible Preferred Stock outstanding.

The Mandatorily Convertible Preferred Stock of each holder is mandatorily convertible into shares of our common stock at an initial conversion price of $4.75 per share (or up to 60,000,421 shares of common stock), subject to adjustment, following the latest of: (1) the receipt by the Company of stockholder approval (described below); (2) if applicable to the holder’s conversion, the expiration or termination of any waiting period under the HSR Act applicable to such holder; and (3) in the case of an investor that is a direct or indirect investor in Doral Holdings, the earlier of (a) the date on which the registration statement of which this prospectus forms a part has been declared effective and (b) October 18, 2010 (the 180th day after the date of first issue of the Mandatorily Convertible Preferred Stock), provided that such investor may delay conversion until after the dissolution of Doral Holdings and Doral Holdings, L.P. However, if a holder owns or would own following conversion, directly or indirectly, in excess of 9.9% of the Company’s outstanding voting securities (4.9% for a purchaser that is subject to the Bank Holding Company Act of 1956, as amended), Mandatorily Convertible Preferred Stock owned by such holder will not be converted on the mandatory conversion date to the extent it would exceed this threshold.

We agreed in the Stock Purchase Agreement to seek stockholder approval of the issuance of common stock into which the Mandatorily Convertible Preferred Stock is convertible in accordance with the requirements of the NYSE. A special meeting of stockholders was held on June 28, 2010 at which stockholders approved the issuance of up to 60,000,421 shares of our common stock upon conversion of the 285,002 shares of the Mandatorily Convertible Preferred Stock. If stockholder approval had not been given for the conversion by October 18, 2010 (180 days after the date of first issue of the Mandatorily Convertible Preferred Stock), the conversion price would have been reduced by 1.0% every 90 days thereafter until stockholder approval was obtained, subject to a maximum reduction of 10%. Under the Cooperation Agreement, the Holdings Parties agreed that Doral Holdings, our principal shareholder, would vote its shares of common stock in favor of authorizing the issuance of common stock upon the conversion of the Mandatorily Convertible Preferred Stock and against any action that would compete with or impede or interfere with the conversion. Additionally, Doral GP Ltd. agreed to cause the dissolution of each of Doral Holdings and Doral Holdings, L.P. after receipt of the stockholder approval, promptly following the earlier of the effectiveness of this registration statement and October 17, 2010 (the 180th day after the funding date under the Stock Purchase Agreement), and not to transfer any of its shares of common stock or voluntarily dissolve prior to that time.

The terms of the Company’s preferred stock do not permit the Company to declare, set apart or pay any dividends or make any other distribution of assets, or redeem, purchase, set apart or otherwise acquire shares of the common stock, or any other class of the Company’s stock ranking junior to the preferred stock, unless all accrued and unpaid dividends on the preferred stock and any parity stock, at the time those dividends are payable, have been paid and the full dividend on the preferred stock for the current dividend period is contemporaneously declared and paid or set aside for payment. The terms of the preferred stock provide that if the Company is unable to pay in full dividends on the preferred stock and other shares of stock of equal rank as to the payment of dividends, all dividends declared upon the preferred stock and such other shares of stock be declared pro rata.

On March 20, 2009, our board of directors announced that it had suspended the declaration and payment of all dividends on all of the Company’s outstanding series of cumulative and noncumulative preferred stock. The suspension of dividends was effective and commenced with the dividends for the month of April 2009 for the Company’s three then outstanding series of noncumulative preferred stock, and the dividends for the second quarter of 2009 for the Company’s one outstanding series of cumulative preferred stock (See “Dividend Policy” in this prospectus).

The ability of the Company to pay dividends in the future is limited by the consent order entered into with the Federal Reserve and by various restrictive covenants contained in the debt agreements of the Company, the earnings, cash position and capital needs of the Company, general business conditions and other factors deemed relevant by the Company’s board of directors.

Current regulations limit the amount in dividends that Doral Bank PR and Doral Bank NY may pay. Payment of such dividends is prohibited if, among other things, the effect of such payment would cause the capital of Doral Bank PR or Doral Bank NY to fall below the regulatory capital requirements. The Federal Reserve Board has issued a policy statement that provides that insured banks and financial holding companies should generally pay dividends only out of current operating earnings. In addition, the Company’s consent order with the Federal Reserve does not permit the Company to receive dividends from Doral Bank PR unless the payment of such dividends has been approved by the FDIC. Dividends paid from a U.S. subsidiary to certain qualifying corporations such as the Company are generally subject to a 10% withholding tax under the provisions of the U.S. Internal Revenue Code.

Stockholder Action

Except as otherwise provided by law or in our certificate of incorporation or bylaws, all questions submitted to stockholders will be decided by a majority of the votes cast.

Transfer Agent And Registrar

Mellon Investor Services LLC is the transfer agent and registrar for our common stock, our four outstanding series of noncumulative preferred stock and our perpetual convertible preferred stock.

Anti-Takeover Provisions

Our certificate of incorporation, bylaws and banking laws include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

These provisions include an authorized blank check preferred stock and the availability of authorized but unissued common stock.

Regulatory Restrictions under Banking Laws

The regulatory restrictions described in the “Business — Regulation and Supervision” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein, may have the effect of discouraging takeover attempts against the Company and may limit the ability of persons, other than the Company directors duly authorized by the Company’s board of directors, to solicit or exercise proxies, or otherwise exercise voting rights, in connection with matters submitted to a vote of the Company’s stockholders.

SELLING STOCKHOLDERS

This prospectus covers 91,986,097 shares of our common stock that the selling stockholders may offer for resale from time to time and includes 58,500,386 shares of our common stock to be issued by us upon conversion of 277,877 shares of Mandatorily Convertible Preferred Stock and 33,485,711 shares of our common stock currently held by Doral Holdings, which will be distributed to the direct and indirect investors in Doral Holdings, L.P. in connection with the dissolution of Doral Holdings and Doral Holdings, L.P. (the “Doral Holdings Shares”). As of July 28, 2010, 191,526 shares of Mandatorily Convertible Preferred Stock had been converted into 40,321,236 shares of common stock. The shares of Mandatorily Convertible Preferred Stock were issued on April 21, 2010 and April 22, 2010 in a private placement at a purchase price of $1,000 per share pursuant to the Stock Purchase Agreement. The Doral Holdings Shares were issued and sold to Doral Holdings in a private sale on July 19, 2007 for an aggregate purchase price of $610 million, or approximately $12.60 per share. In the Stock Purchase Agreement and Cooperation Agreement, we agreed to file a registration statement covering the resale of common stock, including common stock into which the Mandatorily Convertible Preferred Stock is convertible and the Doral Holdings Shares. We are registering the securities on a registration statement on Form S-1, of which this prospectus forms a part. The securities are being registered to permit public secondary trading of the securities, and the selling stockholders may offer the securities for resale from time to time after the effective date of the registration statement.

The table below reads as follows:

•	The first column lists the selling stockholders and other information regarding the stock ownership of each of the selling stockholders.

•	The second column lists the number of shares of Mandatorily Convertible Preferred Stock owned by each selling stockholder prior to conversion into common stock.

•	The third column lists the number of shares of common stock issued or to be issued to each selling stockholder upon conversion of the Mandatorily Convertible Preferred Stock (assuming the conversion of all shares of the Mandatorily Convertible Preferred Stock).

•	The fourth column lists the number of shares of common stock to be distributed by Doral Holdings to each selling stockholder in connection with the dissolution of Doral Holdings and Doral Holdings, L.P.

•	The fifth column lists the number of shares of common stock owned by each selling stockholder as of July 28, 2010, and includes (i) the shares of common stock to be issued to the selling stockholder upon conversion of the Mandatorily Convertible Preferred Stock (assuming the conversion of all shares of the Mandatorily Convertible Preferred Stock), (ii) the shares of common stock to be distributed by Doral Holdings to the selling stockholder in connection with the dissolution of Doral Holdings and Doral Holdings, L.P., and (iii) any other shares of Doral Financial Corporation common stock held by the selling stockholder (none of which are being offered by this prospectus).

•	The sixth column lists the shares of common stock being offered under this prospectus by each of the selling stockholders and assumes the conversion of all shares of the Mandatorily Convertible Preferred Stock and the dissolution of Doral Holdings.

•	The seventh column lists the shares of common stock owned following the offering pursuant to this prospectus and assumes the selling stockholders sell all the common stock offered by this prospectus.

•	The eighth column indicates the percentage of common stock to be owned by each selling stockholder after completion of the offering pursuant to this prospectus based on the number of shares of common stock outstanding as of July 28, 2010 plus 19,679,157 shares of common stock (the maximum number of shares to be issued upon conversion of the remaining 93,476 shares of Mandatorily Convertible Preferred Stock).

The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, and are accurate to the best of our knowledge as of July 28, 2010. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus. We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

Irving Place Capital, Perry Capital, LLC, Marathon Special Opportunity Master Fund, Ltd., Tennenbaum Capital Partners, LLC and D. E. Shaw & Co., L.P. each serve as one of the five designating members of Doral GP Ltd., which is the general partner of Doral Holdings, L.P., which is the managing member of Doral Holdings, our principal shareholder. Each entity (or affiliates of each entity) will receive shares of our common stock upon the dissolution of Doral Holdings and Doral Holdings, L.P. and Marathon Special Opportunity Master Fund, Ltd., Tennenbaum Capital Partners, LLC and affiliates of Perry Capital, LLC participated in the private placement. David E. King, Mark I. Kleinman and Howard M. Levkowitz are each members of our board of directors and senior managing directors of Irving Place Capital, Marathon Asset Management L.P. and Tennenbaum Capital Partners, LLC, respectively. None of Mr. King, Mr. Kleinman or Mr. Levkowitz has voting or dispositive power over the applicable shares of preferred or common stock and each disclaims beneficial ownership of such shares. Additionally, an employee of an affiliate of Perry Capital, LLC has in the past served as a member of our board of directors. Irving Place Capital also provides various advisory services to the Company under an advisory services agreement, for which Irving Place Capital is compensated.

Lesbia Blanco, Douglas L. Jacobs, Christopher C. Poulton, Robert E. Wahlman and Glen R. Wakeman are each one of our executive officers and/or a member of our board of directors.

No other selling stockholder has, or within the past three years has had, any position, office, or other material relationship with us.

The majority of the shares of common stock to be issued upon the conversion of the Mandatorily Convertible Preferred Stock will be issued to existing stockholders or to stockholders whose investments are under common control or management with existing stockholders.

			Shares of
	Shares of	Shares of	Common
	Mandatorily	Common	Stock to be	Total of	Shares of
	Convertible	Stock	Distributed to	All Shares of	Common Stock	Shares of	Percentage
	Preferred Stock	Owned	Holder Upon	Common Stock	Offered	Common	of Common
	Owned Prior to	Upon	Dissolution of	Owned by	by this	Stock Owned	Stock Owned
Name of Selling Stockholder	Conversion	Conversion(1)	Doral Holdings(1)	Holder(1)	Prospectus(1)	Post-Offering(2)	Post-Offering(3)

Alden Global Distressed Opportunities Master Fund, L.P.	4,750	1,000,000	0	1,000,000	1,000,000	0	*
Anchorage Capital Master Offshore, Ltd.†	23,750	5,000,000	1,454,294	6,454,294	6,454,294	0	*
Ari Capital Partners, L.L.L.P.†	226	47,578	306,167	353,745	353,745	0	*
Bay Pond Investors (Bermuda) L.P.(5)	3,977	837,263	0	837,263	837,263	0	*
Bay Pond Partners, L.P.(5)	6,710	1,412,631	0	1,412,631	1,412,631	0	*
Berggruen Holdings Ltd.(6)†	6,413	1,350,105	1,530,836	2,880,941	2,880,941	0	*
Canyon Balanced Master Fund, Ltd.†(4)(7)	1,506	317,052	306,167	623,219	623,219	0	*
Canyon-GRF Master Fund, L.P.(4)(7)	1,449	305,052	0	305,052	305,052	0	*
Canyon Value Realization Fund, L.P.†(4)(7)	3,577	753,052	727,147	1,480,199	1,480,199	0	*
Capital Ventures International(4)(8)	2,375	500,000	0	500,000	500,000	0	*
Christopher C. Poulton	48	10,105	0	11,605	10,105	1,500	*
Citadel Equity Fund Ltd.(4)(9)	9,500	2,000,000	0	2,000,000	2,000,000	0	*
Deferred Compensation Plan for Employees of the City of New York and Related Agencies and Instrumentalities (Nominee: MAC & Co.)(10)	390	82,105	0	82,105	82,105	0	*
D. E. Shaw Laminar Acquisition Holdings 2, L.L.C. and certain affiliates(4)(11)	0	0	4,454,733	4,530,815	4,454,733	76,082	*
Douglas L. Jacobs	0	0	3,936	3,936	3,936	0	*
Eton Park Fund, L.P.†(12)	7,676	1,616,000	1,339,482	2,955,482	2,955,482	0	*
Eton Park Master Fund, Ltd.†(12)	14,256	3,001,263	2,487,609	5,488,872	5,488,872	0	*
Financial Stocks Capital Partners V L.P.(13)	8,550	1,800,000	0	1,800,000	1,800,000	0	*
Finvest Capital Limited(4)(7)	0	0	1,569,107	1,569,107	1,569,107	0	*
First Opportunity Fund, Inc. (Nominee: Hare & Co.)(14)	925	194,736	0	194,736	194,736	0	*

			Shares of
	Shares of	Shares of	Common
	Mandatorily	Common	Stock to be	Total of	Shares of
	Convertible	Stock	Distributed to	All Shares of	Common Stock	Shares of	Percentage
	Preferred Stock	Owned	Holder Upon	Common Stock	Offered	Common	of Common
	Owned Prior to	Upon	Dissolution of	Owned by	by this	Stock Owned	Stock Owned
Name of Selling Stockholder	Conversion	Conversion(1)	Doral Holdings(1)	Holder(1)	Prospectus(1)	Post-Offering(2)	Post-Offering(3)

FSI Skyline Fund OC, Ltd.(13)	950	200,000	0	200,000	200,000	0	*
Future Fund Board of Guardians(15)	1,103	232,210	0	232,210	232,210	0	*
Glen R. Wakeman†	48	10,105	306,167	349,401	316,272	33,129	*
GLG North American Opportunity Fund(16)	2,375	500,000	0	500,000	500,000	0	*
GN3 SIP Ltd.	1,306	274,947	0	274,947	274,947	0	*
GoldenTree Master Fund, Ltd.	7,173	1,510,105	0	1,510,105	1,510,105	0	*
GoldenTree Master Fund II, Ltd.	1,021	214,947	0	214,947	214,947	0	*
Goldman Sachs Investment Partners Master Fund, L.P.†(4)(17)	7,125	1,500,000	3,061,673	4,561,673	4,561,673	0	*
Gordel Holdings Limited(18)	202	42,526	0	42,526	42,526	0	*
IAM Mini-Fund 21 Limited(19)	464	97,684	0	97,684	97,684	0	*
Interfund SICAV: Sub-fund Interfund Equity USA(20)	2,375	500,000	0	500,000	500,000	0	*
IPC Advisors III, L.P.	0	0	76,541	76,541	76,541	0	*
Irving Place Capital III Feeder Fund, L.P.	0	0	42,622	42,622	42,622	0	*
Irving Place Capital Partners III (Cayman), L.P.	0	0	1,817,461	1,817,461	1,817,461	0	*
Ithan Creek Master Investment Partnership (Cayman) II, L.P.(5)	497	104,631	0	104,631	104,631	0	*
Ithan Creek Master Investors (Cayman) L.P.(5)	4,887	1,028,842	0	1,028,842	1,028,842	0	*
James D. Marver†	48	10,105	11,807	21,912	21,912	0	*
Jefferies Dakota Master Fund, Ltd.(4)(21)	4,899	1,031,368	0	1,031,368	1,031,368	0	*
John Hancock Bank and Thrift Opportunities Fund(22)	2,896	609,684	0	609,684	609,684	0	*
John Hancock Financial Industries Fund(22)	2,461	518,105	0	518,105	518,105	0	*
John Hancock Regional Bank Fund(22)	5,544	1,167,157	0	1,167,157	1,167,157	0	*
Juggernaut Fund, L.P.	10,688	2,250,105	0	2,250,105	2,250,105	0	*
LaM Financial Holdings, Ltd, L.L.L.P.†	226	47,578	321,910	369,488	369,488	0	*
Leo R. Jalenak, Jr.	90	18,947	0	18,947	18,947	0	*
Lerner Enterprises, LLC(15)	142	29,894	0	29,894	29,894	0	*
Lesbia Blanco	48	10,105	0	11,559	10,105	1,454	*
LICR Fund, Inc. (Nominee: MAC & Co.)(10)	54	11,368	0	11,368	11,368	0	*
Lion De Leeuw Investments, LLC†	48	10,105	1,968	12,073	12,073	0	*
LMA SPC for and on behalf of MAP 69 Segregated Portfolio(23)	9,351	1,968,631	0	1,968,631	1,968,631	0	*
MACVest 1, Ltd.(4)(7)	0	0	76,542	76,542	76,542	0	*
Malta Hedge Fund, L.P. (Sandler O’Neil Asset Management, LLC)(24)	537	113,052	0	116,252	113,052	3,200	*
Malta Hedge Fund II, L.P. (Sandler O’Neil Asset Management, LLC)(24)	3,081	648,631	0	667,231	648,631	18,600	*
Malta MLC Fund, L.P. (Sandler O’Neil Asset Management, LLC)(24)	1,579	332,421	0	345,921	332,421	13,500	*
Malta MLC Offshore, Ltd. (Sandler O’Neil Asset Management, LLC)(24)	356	74,947	0	78,047	74,947	3,100	*
Malta Offshore, Ltd. (Sandler O’Neil Asset Management, LLC)(24)	1,064	224,000	0	230,300	224,000	6,300	*
Malta Partners, L.P. (Sandler O’Neil Asset Management, LLC)(24)	152	32,000	0	32,900	32,000	900	*
Malta Titan Fund, L.P. (Sandler O’Neil Asset Management, LLC)(24)	3,919	825,052	0	871,952	825,052	46,900	*
Marathon Special Opportunity Master Fund, Ltd.†	15,675	3,300,000	4,539,991	7,839,991	7,839,991	0	*

			Shares of
	Shares of	Shares of	Common
	Mandatorily	Common	Stock to be	Total of	Shares of
	Convertible	Stock	Distributed to	All Shares of	Common Stock	Shares of	Percentage
	Preferred Stock	Owned	Holder Upon	Common Stock	Offered	Common	of Common
	Owned Prior to	Upon	Dissolution of	Owned by	by this	Stock Owned	Stock Owned
Name of Selling Stockholder	Conversion	Conversion(1)	Doral Holdings(1)	Holder(1)	Prospectus(1)	Post-Offering(2)	Post-Offering(3)

Mariner-Tricadia Credit Strategies Master Fund, Ltd.(25)	1,663	350,105	0	350,105	350,105	0	*
MassMutual Select Small Cap Growth Equity Fund (Nominee: Aurora & Co.)(26)	202	42,526	0	42,526	42,526	0	*
MML Small Cap Growth Equity Fund (Nominee: Aurora & Co.)(26)	130	27,368	0	27,368	27,368	0	*
Nomura Waterstone Market Neutral Fund(19)	106	22,315	0	22,315	22,315	0	*
Oak Hill Credit Opportunities Financing, Ltd.(15)	2,107	443,578	0	443,578	443,578	0	*
O’Connor Global Multi-Strategy Alpha Master Limited(27)	2,375	500,000	0	500,000	500,000	0	*
OHA Strategic Credit Master Fund, L.P.(15)	2,258	475,368	0	475,368	475,368	0	*
OHA Strategic Credit Master Fund II, L.P.(15)	633	133,263	0	133,263	133,263	0	*
OHSF Financing, Ltd.(15)	3,257	685,684	0	685,684	685,684	0	*
OZ Global Special Investments Master Fund, LP(28)	326	68,631	0	68,631	68,631	0	*
OZ Master Fund, Ltd.(29)	6,492	1,366,736	0	1,366,736	1,366,736	0	*
OZ Select Master Fund, Ltd.(30)	105	22,105	0	22,105	22,105	0	*
Perry Partners International, Inc.†	5,321	1,120,210	3,316,763	4,524,498	4,436,973	87,525	*
Perry Partners LP†	1,804	379,789	1,099,699	1,516,963	1,479,488	37,475	*
PM Manager Fund, SPC., on behalf of and for the account of Segregated Portfolio 23(13)	2,375	500,000	0	500,000	500,000	0	*
Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio(19)	320	67,368	0	67,368	67,368	0	*
Public Employees’ Retirement System of Mississippi (Nominee: MAC & Co.)(10)	532	112,000	0	112,000	112,000	0	*
Quintessence Fund L.P.(31)	234	49,263	0	49,263	49,263	0	*
QVT Fund LP(31)	2,141	450,736	0	450,736	450,736	0	*
Randall C. Bassett†	5	1,052	1,914	2,966	2,966	0	*
Randolph Street Ventures, L.P. — 2006-3B	0	0	73,692	73,692	73,692	0	*
Randolph Street Ventures, L.P. — 2006-3C	22	4,631	0	4,631	4,631	0	*
Robert E. Wahlman	238	50,105	0	50,105	50,105	0	*
Samlyn Offshore Master Fund, Ltd.	6,778	1,426,947	0	1,426,947	1,426,947	0	*
Samlyn Onshore Fund, LP	7,472	1,573,052	0	1,573,052	1,573,052	0	*
Scott R. Royster†	24	5,052	13,558	18,610	18,610	0	*
Senvest Master Fund LP	7,125	1,500,000	0	2,203,102	1,500,000	703,102	*
SOAM Capital Partners, L.P. (Sandler O’Neil Asset Management, LLC)(24)	2,375	500,000	0	500,000	500,000	0	*
Special Value Continuation Partners, LP†	1,070	225,263	852,532	1,077,795	1,077,795	0	*
Special Value Expansion Fund, LLC†	399	84,000	317,799	401,799	401,799	0	*
Special Value Opportunities Fund, LLC†	1,837	386,736	1,462,862	1,849,598	1,849,598	0	*
Stan Makson	11	2,315	0	2,315	2,315	0	*
Structured Credit Opportunities Fund II, L.P.(25)	712	149,894	0	149,894	149,894	0	*
Tennenbaum Opportunities Partners V, LP†	2,394	504,000	1,906,796	2,410,796	2,410,796	0	*
The Canyon Value Realization Master Fund, L.P.	7,718	1,624,842	0	1,624,842	1,624,842	0	*
Timothy R. Chrisman†	48	10,105	3,936	14,041	14,041	0	*
Vanguard Explorer Fund (Nominee: Vanguard Explorer Fund c/o Brown Brothers Harriman & Co.)(32)	2,872	604,631	0	604,631	604,631	0	*
Waterstone Market Neutral Mac51, Ltd.(19)	1,345	283,157	0	283,157	283,157	0	*

			Shares of
	Shares of	Shares of	Common
	Mandatorily	Common	Stock to be	Total of	Shares of
	Convertible	Stock	Distributed to	All Shares of	Common Stock	Shares of	Percentage
	Preferred Stock	Owned	Holder Upon	Common Stock	Offered	Common	of Common
	Owned Prior to	Upon	Dissolution of	Owned by	by this	Stock Owned	Stock Owned
Name of Selling Stockholder	Conversion	Conversion(1)	Doral Holdings(1)	Holder(1)	Prospectus(1)	Post-Offering(2)	Post-Offering(3)

Waterstone Market Neutral Master Fund, Ltd.(19)	10,271	2,162,315	0	2,162,315	2,162,315	0	*
Waterstone MF Fund, Ltd.(19)	1,744	367,157	0	367,157	367,157	0	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Active Small Cap Stock Portfolio (Nominee: Finwell & Co.)(33)	574	120,842	0	120,842	120,842	0	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Multi-Strategy Global Equity Portfolio (Nominee: Finwell & Co.)(33)	28	5,894	0	5,994	5,894	100	*
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Small Cap Opportunities Portfolio (Nominee: Finwell & Co.)(33)	406	85,473	0	85,473	85,473	0	*
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Small Cap Opportunities Portfolio (Nominee: Finwell & Co.)(33)	217	45,684	0	45,684	45,684	0	*
Wolf Creek Investors (Bermuda) L.P.(5)	1,349	284,000	0	284,000	284,000	0	*

*	Represents less than 1%.

†	Represents selling stockholder whose shares of Mandatorily Convertible Preferred Stock have not, as of July 28, 2010, been converted into common stock.

(1)	Assumes the conversion of all shares of the Mandatorily Convertible Preferred Stock and the dissolution of Doral Holdings.

(2)	Assumes that each selling stockholder will sell all shares offered by it under this prospectus. Any values contained in this column represent shares owned by the selling stockholder that are not being offered pursuant to this prospectus.

(3)	This number represents the percentage of common stock to be owned by the selling stockholder after completion of the offering pursuant to this prospectus and based on the number of shares of common stock outstanding as of July 28, 2010 plus 19,679,157 shares of common stock (the maximum number of shares to be issued upon conversion of the remaining 93,476 shares of Mandatorily Convertible Preferred Stock). See the corresponding number of shares in the column titled “Shares of Common Stock Owned Post-Offering.”

(4)	This selling stockholder is a registered broker-dealer or affiliate of a registered broker-dealer, as indicated below.

(5)	(i) Bay Pond Investors (Bermuda) L.P., (ii) Bay Pond Partners, L.P., (iii) Ithan Creek Master Investment Partnership (Cayman) II, L.P., (iv) Ithan Creek Master Investors (Cayman) L.P. and (v) Wolf Creek Investors (Bermuda) L.P. are managed by Wellington Management Company, LLP (“Wellington”), an investment adviser registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity may be deemed to share beneficial ownership over the shares held by its client accounts.

(6)	All of the shares of Berggruen Holdings Ltd. (“Berggruen Holdings”) are owned by Tarragona Trust, a British Virgin Islands trust (“Tarragona”). The trustee of Tarragona is Maitland Trustees Limited, a British Virgin Islands corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of the registrant. Nicolas Berggruen is a director of Berggruen Holdings and may be considered to have beneficial ownership of Berggruen Holdings’ interests in the registrant.

(7)	Canyon Capital Advisors LLC (“Canyon Capital”) is the investment advisor of, or managing member of the general partner of, each of Canyon Balanced Master Fund, Ltd. (“CBF”), Canyon-GRF Master Fund, L.P. (“GRF”), Canyon Value Realization Fund, L.P. (“CVRF”), FinVest Capital Limited (“FinVest”) and MACVest, 1, Ltd. (“MACVest”), and as such, each of Canyon Capital and Canpartners Investments III, LLC, the general partner of CVRF, may be deemed to have indirect beneficial ownership of the shares held by CBF, GRF, CVRF, FinVest and MACVest. Finvest Capital Limited is a subsidiary of The Canyon Value Realization Master Fund, L.P., which in turn is a subsidiary of The Canyon Value Realization Fund (Cayman), Ltd. Canyon Capital is an affiliate of Coldwater Securities Incorporated., a broker-dealer.

(8)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. CVI is affiliated with one or more registered broker-dealers. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(9)	Citadel Equity Fund Ltd. is the non-managing member of Palafox Trading LLC, a registered broker-dealer and a member of Financial Industry Regulatory Authority, Inc. (“FINRA”).

(10)	(i) Deferred Compensation Plan for Employees of the City of New York and Related Agencies and Instrumentalities, (ii) LICR Fund, Inc. and (iii) Public Employees’ Retirement System of Mississippi, through its nominee, MAC & Co., are managed by Wellington, an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity may be deemed to share beneficial ownership over the shares held by its client accounts.

(11)	D. E. Shaw Laminar Acquisition Holdings 2, L.L.C. (“Laminar”) is an affiliate of D. E. Shaw Securities, L.L.C, a registered broker-dealer and a member of FINRA. Laminar holds 4,454,733 shares (the “Laminar Shares”) of the Company’s common stock. D. E. Shaw Valence Portfolios, L.L.C. (“Valence”) and D. E. Shaw Synoptic Portfolios 2, L.L.C. (“Synoptic”), affiliates of Laminar, hold 76,030 shares (the “Valence Shares”) of the Company’s common stock and 52 shares (the “Synoptic Shares”; together with the Laminar Shares and the Valence Shares, the “Subject Shares”) of the Company’s common stock, respectively, acquired through other transactions. The additional 76,082 shares of the Company’s common stock are included in the table of selling stockholders above. Laminar has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Laminar Shares. Valence has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Valence Shares. Synoptic has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Synoptic Shares. D. E. Shaw & Co., L.P., a Delaware limited partnership (“DESCO LP”), as investment adviser to Laminar, Valence, and Synoptic and as Valence’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw Laminar Portfolios, L.L.C., a Delaware limited liability company (“Laminar Portfolios”), as Laminar’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Laminar Shares. D. E. Shaw & Co., L.L.C., a Delaware limited liability company (“DESCO LLC”), as Laminar Portfolios’s and Synoptic’s managing member, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Laminar Shares and the Synoptic Shares. As managing member of DESCO LLC, D. E. Shaw & Co. II, Inc., a Delaware corporation (“DESCO II, Inc.”) may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Laminar Shares and the Synoptic Shares. As general partner of DESCO LP, D. E. Shaw & Co., Inc., a Delaware corporation (“DESCO, Inc.”), may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, Laminar Portfolios, DESCO LLC, DESCO, Inc., or DESCO II, Inc., owns any shares of the Company’s common stock directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Company’s common stock directly. By virtue of David E. Shaw’s position as president and sole shareholder of DESCO, Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as president and sole shareholder of DESCO II, Inc., which is the managing member of

DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares, and, therefore, David E. Shaw may be deemed to be the indirect beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares.

(12)	Eton Park Capital Management, L.P. is the investment manager of (i) Eton Park Fund, L.P. and (ii) Eton Park Master Fund, Ltd. and exercises voting and dispositive power over the shares being registered.

(13)	Affiliates of (i) Financial Stocks Capital Partners V L.P., (ii) FSI Skyline Fund OC, Ltd. and (iii) the subadviser to PM Manager Fund, SPC., on behalf of and for the account of Segregated Portfolio 23, hold 300,000 shares of the Company’s common stock acquired through other transactions. The additional 300,000 shares of the Company’s common stock are not included in the table of selling stockholders above.

(14)	First Opportunity Fund, Inc., through its nominee, Hare & Co., is managed by Wellington, an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity may be deemed to share beneficial ownership over the shares held by its client accounts.

(15)	Oak Hill Advisors, L.P. (“OHA”) is the investment advisor to Future Fund Board of Guardians, Lerner Enterprises, LLC, Oak Hill Credit Opportunities Financing, Ltd., OHA Strategic Credit Master Fund, L.P., OHA Strategic Credit Master Fund II, L.P. and OHSF Financing, Ltd. and it and certain of its principals, either directly or indirectly, exercise voting and dispositive power over the shares being registered. OHA and its principals disclaim beneficial ownership of the shares being registered, except to the extent of their direct pecuniary interest therein.

(16)	GLG Partners LP (“GLG Partners”), which serves as the investment manager to GLG North American Opportunity Fund (“GLG NAOF”), may be deemed to be the beneficial owner of all shares owned by GLG NAOF. GLG Partners exercises its investment authority directly or indirectly through various entities, including without limitation, GLG Inc. GLG Partners Limited (“GLG Limited”), as general partner to GLG Partners, may be deemed to be the beneficial owner of all shares owned by GLG NAOF. Each of Noam Gottesman, Emmanuel Roman, and Pierre Lagrange are Managing Directors of GLG Limited. GLG Partners, Inc., which indirectly wholly owns GLG Limited, may be deemed to be the beneficial owner of all shares owned by GLG NAOF. Each of GLG Partners, GLG Limited, GLG Partners, Inc., GLG Inc., and Messrs. Gottesman, Roman, and Lagrange hereby disclaims any beneficial ownership of any such shares, except for their pecuniary interest therein.

(17)	Goldman Sachs Investment Partners Master Fund, L.P. is an affiliate of Goldman, Sachs & Co., a registered broker-dealer and a member of FINRA. We have been advised that the information reported by Goldman Sachs Investment Partners Master Fund, L.P. reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”) and does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect o which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

(18)	Daniel S. Och, as Chief Executive Officer of Och-Ziff Capital Management Group LLC, the sole shareholder of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, the Investment Manager to Gordel Holdings Limited, may be deemed to have voting and/or investment control of the securities held by Gordel Holdings Limited. Mr. Och disclaims beneficial ownership of the shares, except to the extent of their direct pecuniary interest therein.

(19)	Waterstone Capital Management, L.P. (or an affiliate) is the investment manager of (i) Waterstone Market Neutral Master Fund, Ltd., (ii) Waterstone Market Neutral Mac51, Ltd., (iii) Waterstone MF Fund, Ltd., (iv) IAM Mini-Fund 21 Limited, (v) Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio

and (vi) Nomura Waterstone Market Neutral Fund and exercises voting and dispositive power over the shares being registered.

(20)	GLG Partners, which serves as the investment manager to Interfund SICAV: Sub-fund Interfund Equity USA (“Interfund SICAV”), may be deemed to be the beneficial owner of all shares owned by Interfund SICAV. GLG Partners exercises its investment authority directly or indirectly through various entities, including without limitation, GLG Limited, as general partner to GLG Partners, may be deemed to be the beneficial owner of all shares owned by Interfund SICAV. Each of Noam Gottesman, Emmanuel Roman, and Pierre Lagrange are Managing Directors of GLG Limited. GLG Partners, Inc., which indirectly wholly owns GLG Limited, may be deemed to be the beneficial owner of all shares owned by Interfund SICAV. Each of GLG Partners, GLG Limited, GLG Partners, Inc., GLG Inc., and Messrs. Gottesman, Roman, and Lagrange hereby disclaims any beneficial ownership of any such shares, except for their pecuniary interest therein.

(21)	Jefferies Dakota Master Fund, Ltd., a Cayman Islands exempted company (the “Dakota Fund”), is a private investment fund. The Dakota Fund’s investment adviser, Jefferies Asset Management, LLC (“JAM”) is under the control of Jefferies Group, Inc. (“Group”). Group also controls Jefferies & Company, Inc. (“Jefferies”), a registered broker-dealer and a member of FINRA. A majority of the Dakota Fund’s feeder funds’ interests are owned by entities also under the common control of Group and employees of JAM, but the Dakota Fund’s board of directors is independent from both JAM and Jefferies. Jefferies is not involved with (i) the day to day operations of the Dakota Fund or JAM, (ii) the investment strategies of the Dakota Fund, (iii) the operations of the Dakota Fund’s feeder funds, (iv) or the Dakota Fund’s board of directors. Further, other than the securities offered by the Dakota Fund under this prospectus, the securities were purchased by the Dakota Fund through an unaffiliated broker-dealer. Any sales of the securities by the Dakota Fund are expected to be through an unaffiliated broker-dealer. The Dakota fund acquired the securities as investments in the ordinary course of business.

(22)	(i) John Hancock Bank and Thrift Opportunities Fund, (ii) John Hancock Financial Industries Fund and (iii) John Hancock Regional Bank Fund, are managed by MFC Global Investment Management (US) LLC, which has investment power over the shares being registered.

(23)	Pursuant to an investment advisory agreement with JAM, JAM is responsible for the investment management of, and all trading decisions for the selling stockholder account including voting and selling power of the shares being registered.

(24)	Sandler O’Neil Asset Management, LLC is the investment manager of (i) Malta Hedge Fund, L.P., (ii) Malta Hedge Fund II, L.P., (iii) Malta MLC Fund, L.P., (iv) Malta MLC Offshore, Ltd., (v) Malta Offshore, Ltd., (vi) Malta Partners, L.P., (vii) Malta Titan Fund, L.P. and (viii) SOAM Capital Partners, L.P. and exercises voting and dispositive power over the shares being registered.

(25)	Tricadia Capital Management, LLC is the investment manager of (i) Mariner-Tricadia Credit Strategies Master Fund, Ltd. and (ii) Structured Credit Opportunities Fund II, L.P. and exercises voting and dispositive power over the shares being registered.

(26)	(i) MassMutual Select Small Cap Growth Equity Fund and (ii) MML Small Cap Growth Equity Fund, through its nominee, Aurora & Co., are managed by Wellington, an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity may be deemed to share beneficial ownership over the shares held by its client accounts.

(27)	UBS O’Connor LLC is the investment manager of O’Connor Global Multi-Strategy Alpha Master Limited and exercises voting and dispositive power over the O’Connor Global Multi-Strategy Alpha Master Limited’s shares being registered.

(28)	Daniel S. Och, as Chief Executive Officer of Och-Ziff Capital Management Group LLC, the sole shareholder of Och-Ziff Holding LLC, the General Partner of OZ Advisors II LP, the General Partner of OZ Global Special Investments Master Fund, LP, may be deemed to have voting and/or investment control of the securities held by OZ Global Special Investments Master Fund, LP. Mr. Och disclaims beneficial ownership of the shares, except to the extent of their direct pecuniary interest therein.

(29)	Daniel S. Och, as Chief Executive Officer of Och-Ziff Capital Management Group LLC, the sole shareholder of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, the Investment Manager to OZ Master Fund, Ltd., may be deemed to have voting and/or investment control of the securities held by OZ Master Fund, Ltd. Mr. Och disclaims beneficial ownership of the shares, except to the extent of their direct pecuniary interest therein.

(30)	Daniel S. Och, as Chief Executive Officer of Och-Ziff Capital Management Group LLC, the sole shareholder of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, the Investment Manager to OZ Select Master Fund, Ltd., may be deemed to have voting and/or investment control of the securities held by OZ Master Fund, Ltd. Mr. Och disclaims beneficial ownership of the shares, except to the extent of their direct pecuniary interest therein.

(31)	QVT Financial LP is the investment manager for QVT Fund LP and Quintessence Fund L.P. and shares voting and investment control over the securities held by QVT Fund LP and Quintessence Fund L.P. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is the general partner of QVT Fund LP and Quintessence Fund L.P. and may be deemed to beneficially own the securities held by QVT Fund LP and Quintessence Fund L.P. The managing members of QVT Associates GP LLC are Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu disclaims beneficial ownership of the securities held by QVT Fund LP and Quintessence Fund L.P. QVT Associates GP LLC disclaims beneficial ownership of the securities held by QVT Fund LP and Quintessence Fund L.P., except to the extent of its pecuniary interest therein.

(32)	Vanguard Explorer Fund, through its nominee, Vanguard Explorer Fund c/o Brown Brothers Harriman & Co., is managed by Wellington, an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity may be deemed to share beneficial ownership over the shares held by its client accounts.

(33)	(i) Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Active Small Cap Stock Portfolio, (ii) Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Multi-Strategy Global Equity Portfolio, (iii) Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Small Cap Opportunities Portfolio and (iv) Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Small Cap Opportunities Portfolio, through its nominee, Finwell & Co., are managed by Wellington, an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity may be deemed to share beneficial ownership over the shares held by its client accounts.

PLAN OF DISTRIBUTION

We are registering the common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. We will bear all fees and expenses incident to our obligation to register the common stock.

The selling stockholders and their successors, including their transferees, may sell all or a portion the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. Additionally, the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NYSE in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act or under Section 4(1) under the Securities Act may be sold under such rules rather than pursuant to this prospectus, subject to any restriction on transfer contained in the Stock Purchase Agreement.

The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell short the securities and deliver common stock to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The aggregate proceeds to the selling stockholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale; but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In offering the securities covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

As indicated in the selling stockholder table, several of the selling stockholders are affiliates of broker-dealers. Each such selling stockholder has represented to us that it acquired such selling stockholder’s securities in the ordinary course of such selling stockholder’s business and, at the time of the acquisition of the securities to be resold pursuant to this prospectus, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute them.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities are registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the securities pursuant to this prospectus and to the activities of the selling stockholders. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

There can be no assurance that any selling stockholder will sell any or all of the common stock registered pursuant to the registration statement of which this prospectus forms a part.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

LEGAL MATTERS

The validity of the common stock and certain other legal matters relating to the offering will be passed upon for us by Enrique R. Ubarri, Executive Vice President and General Counsel of Doral Financial. As of the date of this prospectus, Mr. Ubarri does not own, directly or indirectly, any shares of common stock of the Company.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DORAL FINANCIAL CORPORATION